Valley National Bancorp®

Valley National Bancorp®

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Capital & Debt Issuance Presentation
Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-202916
Dated June 16,
2015
As corrected

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
2
Forward Looking Statements
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-
looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
failure to obtain shareholder or regulatory approval for our merger with CNLBancshares, Inc. (“CNL”) or to satisfy other conditions to the merger (the “Merger”) on the proposed terms and within the proposed timeframe including, without limitation, delays in closing the Merger; adverse reaction to the Merger by CNL’s customers or employees; the diversion of management’s time on issues relating to the Merger; the inability to realize expected cost savings and synergies from the Merger in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in our operations or earnings; a severe decline in the general economic conditions of New Jersey, the New York Metropolitan area or Florida; unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities; less than expected cost savings from long-term borrowings that mature from 2015 to 2018; government intervention in the U.S. financial system and the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve; claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters; higher than expected loan losses within one or more segments of our loan portfolio; declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors; unanticipated credit deterioration in our loan portfolio; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law; an unexpected decline in real estate values within our market areas; higher than expected FDIC insurance assessments; the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships; lack of liquidity to fund our various cash obligations; unanticipated reduction in our deposit base; potential acquisitions that may disrupt our business;
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model; changes in accounting policies or accounting standards; our inability to promptly adapt to technological changes; our internal controls and procedures may not be adequate to prevent losses; the inability to realize expected revenue synergies from the 1st United Bancorp, Inc. (“1st United”) merger in the amounts or in the timeframe anticipated; inability to retain customers and employees, including those of 1st United; lower than expected cash flows from purchased credit-impaired loans; cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;  future goodwill impairment due to changes in our business, changes in market conditions, or other factors; and other unexpected material adverse changes in our operations or earnings. A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
Valley has filed a shelf registration statement (File No. 333-202916) (including base prospectus) and related preliminary prospectus supplements dated June 16, 2015 with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and related applicable preliminary prospectus supplement and any other documents that Valley has filed with the SEC for more information about Valley and the offerings.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Sandler O’Neill + Partners, L.P. toll-free at 866-805-4128.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, or any related prospectus supplement or prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Debt Issuance
Preferred
Stock Issuance
Issuer:
Valley National Bancorp (NYSE: VLY)
Security:
Subordinated Unsecured Notes
Perpetual Preferred Non-Cumulative Stock
Total Offering Size:
$90 Million
$110 Million
Maturity:
June 2025
Perpetual
Structure:
Fixed
Rate, Non-Call Life
(1)
Fixed for 10 Yrs., Floating Thereafter
Non-Call for 10 Yrs.,
Callable at Par
Thereafter
Credit Ratings
(2)
:
S&P: BBB
DBRS: BBB (H)
S&P: BB+
DBRS: BBB (L)
Use of Proceeds:
General corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital
Expected Pricing:
Week of June 15, 2015
Joint Bookrunners:
Sandler O’Neill + Partners, L.P.
Keefe, Bruyette
& Woods, A Stifel
Company
Deutsche Bank Securities
Sandler O’Neill + Partners, L.P.
Keefe, Bruyette
& Woods, A Stifel
Company
RBC Capital Markets
Valley National Bancorp
Offering Summary
3
(1)
Other than Special Event Redemption
(2)
Anticipated ratings from respective agencies

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
•
Traded on the New York
Stock Exchange (NYSE: VLY)
•
Regional Bank Holding
Company
•
Headquartered in Wayne,
New Jersey
•
Founded in 1927
•
2,934 Total Employees
(1)
Balance Sheet Items
March 31,
2015
March 31,
2014
Assets
$19.0 billion
$16.3 billion
Interest Earning Assets
(2)
$16.7 billion
$14.5 billion
Loans
$13.7 billion
$11.7 billion
Deposits
$14.2 billion
$11.3 billion
Market
Capitalization
(3)
$2.2 billion
$2.0 billion
Corporate Profile
Branches
224
ATMs
258
Overview of Valley National
Bancorp
(1)
Total employees reflects the full-time equivalent for the quarter ended March 31, 2015;
2015 and 2014.
(3)
March 31, 2015 stock price of $9.44 and 232,428,108 common s/o; March 31, 2014 stock price of $10.41 and 200,361,014 common s/o
© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
4
(2)
Average interest earning assets for the quarter ended March 31,

Large Regional Bank that Operates and Feels Like a Small Closely Held Company

Valley National Bancorp

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
•
Focus on credit quality
•
Measured growth strategies
•
Never had a losing quarter
•
Heavily populated footprint
•
Strong customer service
•
Experienced senior and executive
management
•
Experienced commercial lender
•
Large percentage of retail
ownership
–
Long-term investment approach
–
Focus on cash dividends
•
Large insider ownership, family
members, retired employees and
retired directors
•
Approximately 252 institutional
holders or 51% of all shares held*
Our Approach
5
*
SNL Financial as of 6/1/2015

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
204 Branches
New Jersey & New York Franchise
6
16 Counties
Demographic
Overview
NJ Core
Market
(1)
New
York
City
(2)
Long
Island
U.S.A.
Avg. Pop. / Sq. Mile
5,943
40,080
3,123
89
Avg.
Income / Household
$95,598
$83,900
$114,414
$71,320
Avg. Deposits / Branch
$100,897
$626,391
$110,900
$88,623
VLY Deposits
(3)
$7.4 billion
$1.8 billion
$0.9 billion
$12.9 billion
VLY Deposit Market Share
5.76%
0.20%
0.87%
0.15%
(1)
NJ Core Market includes Passaic, Morris, Hudson, Essex and Bergen Counties
(2)
New York City includes Brooklyn, Queens and Manhattan
(3)
Excludes Government and Sweep Deposits
Source: Data as of
June 30, 2014 from
SNL Financial
NJ
48%
NY
33%
0%
Loans
NJ
65%
NY
24%
Deposits

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
•
Business Friendly
–
#1
tax
climate
for
businesses
in
the
Southeast
U.S.
•
Zero
personal
income
tax
•
5.5%
Corporate
Business
Tax
Rate
–
Pro-business
Governor
and
legislative
agenda
–
Competitive
cost
of
doing
business
•
High
Growth
Potential
–
Initial
entrance
into
historically
high
growth
market
through
acquisition
of
1st
United
Bancorp,
Inc
(“1st
United”)
which
closed
November
1,
2014
–
Adding
franchise
with
strong
organic
and
acquisitive
growth
history
–
Experienced
management
team
(retained
from
1st
United)
has
built
three
major
Florida
banking
franchises
•
Complementary to Valley NJ & NY Franchise
–
Low
cost
deposit
funding
source
for
Franchise
–
Opportunity
to
expand
Valley’s
successful
product
niches
into
a
new
market
•
Residential
Lending
•
Consumer
Lending
–
Retains
strong
capital
on
larger
business,
earning
asset
base
Valley National Bancorp
Florida Franchise
7
20 Branches
8 Counties
© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
FL
11%
Deposits
FL
8%
Loans

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
•
Founded in 1999
•
Headquartered in Orlando, FL
•
Currently
the
16
th
largest
community
bank
headquartered in Florida by total deposits
•
16 branches focused in five of the six largest
MSAs in the state (Orlando, Miami-Fort
Lauderdale-West Palm Beach, Cape Coral-
Fort Myers, Naples, Jacksonville and
Bradenton)
•
Enviable core deposit franchise with 39%
non-interest bearing deposits
•
Experienced management team/ market
leaders with solid reputation
Strong Addition to Franchise
8
Financial Highlights
3/31/2015
Assets
$1.4 Billion
Loans
$833 Million
Deposits
$1.1 Billion
Tangible Common Equity
$123 Million
YTD ROAA
0.69%
YTD NIM
3.33%
NPAs  /
Total Assets
2.66%
YTD Loan Growth (Annualized)
12.1%
Tangible Book Value
per
Common Share (period end)
$4.71

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
$194.2
$124.9
$114.6
$96.9
$88.8
$83.1
$73.2
$50
$100
$150
$200
Sep-13
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Valley’s 1Q 2015 Highlights
1Q Highlights
Year
Over
Year
Loan
Growth
(1)
•
1Q 2015 net income of $30.3 million or $0.13
per diluted common share
•
Non-covered linked quarter loan growth of
$288.7 million or 8.7% on an annualized basis
–
C&I growth of $124.7 million or 22.3% annualized
–
CRE growth of $73.8 million or 4.5% annualized
–
Residential mortgage growth of $70.1 million or
11.1% annualized
•
Net interest margin remained unchanged
quarter over quarter at 3.20%
•
Non-covered net loan recoveries of $278
thousand
•
Non-performing assets decreased 11.9 percent
to $73.2 million at March 31, 2015 from
December 31, 2014
Dashboard
21.5%
41.3%
17.0%
20.7%
0%
10%
20%
30%
40%
50%
Auto Loans
Other Consumer
Commercial &
Industrial
Commercial Real
Estate
Non-Performing Assets
(2)
9
(1)
Non-Covered Loans, annualized growth from March 31, 3014
(2)
Excludes Purchase Credit Impaired Loans

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Overview of Credit Trends
2003 –
2015 Average Net Charge-offs
0.07%
0.47%
0.19%
0.06%
0.07%
0.44%
0.20%
0.32%
0.64%
1.63%
0.43%
0.48%
1.27%
0.61%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
CRE
C&I
C&D
Residential
Home
Equity
Consumer
Total
VLY
Peers
Source: SNL Financial data as of 6/9/2015 for the period ended March 31, 2015
Peer group includes banks between $10 billion and $50 billion in assets
10

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
Attractive Funding Composition
•
Funding structure reflects attractive composition
•
Non-interest bearing deposits represent 26 percent of total funds and 30 percent of total deposits
•
Borrowings represent 16 percent of total funds
11
*As of 3/31/15
Amount
(millions)
%
Non-Interest Bearing Deposits
$4,330
26%
NOW, MMDA and Savings
7,115
42%
Time Deposits
2,772
16%
Borrowings
2,663
16%
Total Funds
$16,880
100%
Funding Portfolio Highlights
Composition of Funding Portfolio*
Non-
Interest
Bearing
Deposits
26%
NOW,
MMDA and
Savings
42%
Time
Deposits
16%
Borrowings
16%

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
Borrowing Base –
Scheduled Maturities
(thousands)
2015
2016
2017
2018
Borrowings
$125,000
$326,979
$805,000
$505,000
Derivatives*
100,000
200,000
100,000
-
Total
$225,000
$526,979
$905,000
$505,000
Balance Sheet
Average Cost**
5.74%
5.27%
4.00%
3.53%
Current Borrowing Maturities
*Includes interest rate swaps and caps used to hedge deposit products
**Borrowings include derivative premium amortization as a percent of total funds on balance sheet
12

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
Net Interest Margin
Efficiency Ratio
Return on Average Assets
Non-Interest Income/Operating Revenue
Financial Highlights
13
3.69
3.75
3.52
3.20
3.21
3.20
2.8
3
3.2
3.4
3.6
3.8
2010Y
2011Y
2012Y
2013Y
2014Y
2015Q1
56.9
57.01
59.08
67.89
71.12
72.46
0
15
30
45
60
75
90
2010Y
2011Y
2012Y
2013Y
2014Y
2015Q1
Percent
0.92
0.93
0.91
0.83
0.69
0.64
0
0.2
0.4
0.6
0.8
1
2010Y
2011Y
2012Y
2013Y
2014Y
2015Q1
Percent
15.31
17.43
20.15
18.52
11.07
10.94
0
5
10
15
20
25
2010Y
2011Y
2012Y
2013Y
2014Y
2015Q1
Percent
Percent

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Valley National Bancorp
Fixed Charges Coverage Ratio
14
2014
2013
2012
2011
2010
Ratio of earnings to fixed charges, excluding interest on deposits
Income before income taxes
$42,613
$147,234
$178,940
$210,375
$195,217
$184,935
Total fixed charges, excluding interest on deposits
27,088

121,375

127,217

131,705

137,907

146,182

Numerator
$69,701
$268,609
$306,157
$342,080
$333,124
$331,117
Borrowings and long-term debt
$24,930
$114,293
$120,586
$123,756
$130,846
$139,136
1/3 of net rental expense
2,158

7,082

6,631

7,949

7,061

7,046

Total fixed charges, excluding interest on deposits (Denominator)
$27,088
$121,375
$127,217
$131,705
$137,907
$146,182
Ratio
2.57
2.21
2.41
2.6
2.42
2.27
Ratio of earnings to fixed charges, including interest on deposits
Income before income taxes
$42,613
$147,234
$178,940
$210,375
$195,217
$184,935
Total fixed charges, including interest on deposits
41,057

168,928

175,008

189,261

206,074

221,106

Numerator
$83,670
$316,162
$353,948
$399,636
$401,291
$406,041
Interest on deposits
$13,969
$47,553
$47,791
$57,556
$68,167
$74,924
Borrowings and long-term debt
24,930

114,293

120,586

123,756

130,846

139,136

1/3 of net rental expense
2,158

7,082

6,631

7,949

7,061

7,046

Total fixed charges, including interest on deposits (Denominator)
$41,057
$168,928
$175,008
$189,261
$206,074
$221,106
Ratio
2.04
1.87
2.02
2.11
1.95
1.84
Three
Months
Ended March
31, 2015
(dollars in thousands)
Years ended December 31,

© 2015  Valley National Bank. Member FDIC. Equal Opportunity Lender.  All Rights Reserved.
Agency
Debt Issuance*
Preferred Stock
Issuance*
Standard & Poor’s
BBB
BB+
DBRS*
BBB (H)
BBB
(L)
Valley National Bancorp
Ratings Summary
15
*Anticipated ratings from respective agencies